Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

GROM SOCIAL ENTERPRISES, INC.

Under Section 607.1006 of the Florida Business Corporation Act (the “FBCA”),

IT IS HEREBY CERTIFIED THAT:

1.	The name of the corporation is Grom Social Enterprises, Inc. (the “Corporation”).

2.	The Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on August 4, 2014. Amendments to the Articles of Incorporation were filed with the Secretary of State of the State of Florida on each of August 17, 2017, April 8, 2019, June 12, 2019, August 4, 2020, May 7, 2021, and May 20, 2021.

3.	Upon the filing and effectiveness (the “Effective Time”) pursuant to the FBCA of this amendment to the Corporation’s Certificate of Incorporation, each 30 shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.

4.	This Certificate of Amendment was duly adopted in accordance with Section 607.1001 of the FBCA. The board of directors of the Company (the “Board”) duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. Written consents were solicited from all of our stockholders of record pursuant to Section 607.0704 of the Florida Business Corporations Act and Article II, Section 12 our Bylaws. A consent solicitation was mailed on or about October 4, 2022 and the necessary number of shares consented to proposed amendments. The stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been executed as of this 5th day of December, 2022.

GROM SOCIAL ENTERPRISES, INC.

/s/ Darren Marks

Darren Marks

Chief Executive Officer